Exhibit 5.1

June 2, 2017 Eclipse Resources Corporation 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to Eclipse Resources Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to an aggregate of 9,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2017, which Shares may be issued from time to time in accordance with the terms of the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment (the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including: (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) the Plan, (iv) the Registration Statement, (v) certain resolutions adopted by the Company’s board of directors (the “Board”), and (vi) certificates of officers of the Company with respect to certain facts material to the opinions contained herein.

For the purposes of this opinion, we have assumed: (i) the genuineness of all signatures and documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the originals of all documents submitted to us as copies, (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter, (v) the compliance in the future with the terms of the Plan by the Company and its employees, officers, the Board and any committee appointed to administer the Plan, (vi) that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions, and (vii) that each award under the Plan will be approved by the Board or an authorized committee of the Board.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which the Shares relate, the Shares will be validly issued, fully paid, and non-assessable.

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Eclipse Resources Corporation June 2, 2017 Page 2

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

The opinions expressed herein are rendered to you in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon them pursuant to the applicable provisions of the Act. The opinions expressed herein may not be relied upon by you or any other person, firm or corporation for any other purpose.

This opinion letter may be filed with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP